Exhibit 99.1

FOR IMMEDIATE RELEASE

BIO-RAD REPORTS FOURTH QUARTER AND FULL YEAR

2006 FINANCIAL RESULTS

HERCULES, CA – February 22, 2007 – Bio-Rad Laboratories, Inc. (AMEX: BIO and BIOb), a multinational manufacturer and distributor of life science research and clinical diagnostics products, announced financial results today for the fourth quarter and fiscal year ended December 31, 2006.

Fourth-quarter revenues were $343.1 million, up 11.6% compared to $307.3 million reported for the fourth quarter of 2005. On a currency-neutral basis, revenues increased 7.6% compared to the same period last year. This growth was primarily organic across product areas in both the Life Science and Clinical Diagnostics segments complemented by two acquisitions completed during the fourth quarter.

Income from continuing operations for the fourth quarter was $16.6 million compared to $13.5 million during the fourth quarter last year. Fourth-quarter basic earnings from continuing operations were $0.63 per share, or $0.61 per share on a diluted basis, compared to $0.51 and $0.50, respectively, during the same period last year. Fourth-quarter gross margin from continuing operations was 54.1% compared to 52.9% in the same period last year.

For the full year, Company sales grew by 7.9% to $1,273.9 million compared to $1,181.0 in 2005. Normalizing for the impact of currency effects, growth was 7.7%. Favorable impacts on year-to-date figures for 2006 include a Russian tender won in the first quarter for laboratory equipment as well as one-time additional revenue of $11.7 million resulting from a licensing settlement agreement reached with bioMérieux SA.

Full-year gross margin from continuing operations was 55.9%, up from last year’s figure of 54.7%.

Year-over-year income from continuing operations grew 33.1% to $103.3 million, or $3.92 per share, from $77.6 million, or $2.98 per share in 2005.

“2006 was a year of continued progress on many fronts,” said Norman Schwartz, Bio-Rad President and Chief Executive Officer. “The year brought increased organic growth within our core businesses, expansion of our product lines through new product introductions and strategic acquisitions, and infrastructure improvements. As a result, Bio-Rad is well-positioned in key market areas and has a strengthened foundation for the long term.”

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Bio-Rad Reports…

Life Science

The Life Science segment net sales for the quarter were $159.0 million, up 13.0% compared to the fourth quarter of last year. On a currency-neutral basis, segment sales increased by 8.8%. Full-year reported revenues were $575.6 million for the segment, up 4.7% over the prior year, or 4.6% on a currency-neutral basis. Performance in the Life Science segment was boosted by a number of factors including significant growth in protein expression analysis, process chromatography, and amplification reagents. In addition, the segment benefited from the purchase of Ciphergen Biosystems, Inc.’s life science business including worldwide technology rights to Ciphergen’s Surface Enhanced Laser Desorption/Ionization (SELDI) technology and ProteinChip® System. These results were somewhat tempered by reduced BSE (bovine spongiform encephalopathy) revenue and slowed life science markets in the U.S. and Japan.

Clinical Diagnostics

The Clinical Diagnostics segment reported net sales of $180.1 million for the quarter, up 10.6% compared to the prior-year quarter, or 6.5% excluding currency effects. Full-year segment sales were $684.9 million, a 10.8% increase compared to 2005 results, or 10.4% excluding currency effects. These results were largely due to continued growth across all product lines, most notably blood virus products as well as MRSASelect™ chromogenic media, which detects Methicillin-resistant Staphylococcus aureus. Sales of quality controls product lines were also up significantly during the quarter. During the quarter, the segment completed the purchase of Blackhawk BioSystems, Inc., a manufacturer of infectious disease quality control products.

2006 Full Year Review

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Full-year Company sales grew by 7.9% to $1,273.9 million.

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Year-over-year income from continuing operations grew by 33.1% to $103.3 million from $77.6 million in 2005.

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In February of 2006, the Company settled litigation and resumed U.S. sales of certain thermal cycling products.

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In April, the Company announced that it had signed a multi-year agreement in which Premier, one of the largest group purchasing organizations in the U.S., had agreed to a 3-year sole-source contract with Bio-Rad covering diabetes monitoring instrumentation and products.

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As a result of a settlement reached with bioMérieux SA, in the second quarter Bio-Rad reported additional revenue of $11.7 million in royalties and licensing fees.

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Also during the second quarter, the segment launched a number of products including Platelia® Dengue NS1 Ag Assay for dengue screening; a diagnostic test for celiac disease, an

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Bio-Rad Reports…

autoimmune disorder; and a new Rack Loader for use in conjunction with the D-10™  Hemoglobin Testing System, which expanded the sample handling capacity of the system to 50 samples per run.

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In September, Bio-Rad announced the availability of the ProteOn™  XPR36 Protein Interaction Array System. In addition, the Company announced that it had completed the purchase of the diagnostics business of Provalis plc, a provider of point of care diagnostic products for chronic disease management of diabetes and osteoporosis.

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In October, Bio-Rad announced that it had acquired Blackhawk BioSystems, Inc., a manufacturer of quality control products used in laboratories that perform infectious disease testing procedures.

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In November, Bio-Rad completed the purchase of Ciphergen Biosystems, Inc.’s life science business including worldwide technology rights to Ciphergen’s Surface Enhanced Laser Desorption/Ionization (SELDI) technology and ProteinChip® System.

Management will discuss these results in a conference call at 2 p.m. Pacific Standard Time (5 p.m. Eastern Standard Time) February 22, 2007. Interested parties can access the call by dialing 800-265-0241 (in the U.S.), or 617-847-8704 (international), access number 86039052. The live webcast can be accessed at http://www.bio-rad.com. A replay of the call will be available at 888-286-8010 (in the U.S.), or 617-801-6888 (international), access number 21671774, for seven days following the call and the webcast can be accessed at http://www.bio-rad.com for 30 days.

About Bio-Rad

Bio-Rad Laboratories, Inc. (AMEX: BIO and BIOb), has remained at the center of scientific discovery for more than 50 years manufacturing and distributing a broad range of products for the life science research and clinical diagnostics markets. The company is renowned worldwide among hospitals, universities, major research institutions as well as biotechnology and pharmaceutical companies for its commitment to quality and customer service. Founded in 1952, Bio-Rad is headquartered in Hercules, California, and serves more than 85,000 research and industry customers worldwide through its global network of operations. The company employs over 5,000 people globally and had revenues of nearly $1.3 billion in 2006. For more information, visit www.bio-rad.com.

Various statements made within this press release may constitute ”forward-looking statements” for the purposes of the Securities and Exchange Commission’s “safe harbor” provisions under the Private Securities Litigation Reform Act of 1995 and Rule 3b-6 under the Securities Exchange Act of 1934.  The forward-looking statements contained herein involve risks and uncertainties that could cause results to differ materially from the Company’s expectation.

For more information contact:

Christine Tsingos, Vice President and Chief Financial Officer, or

Ron Hutton, Treasurer

Bio-Rad Laboratories, Inc.

510-724-7000

investor_relations@bio-rad.com

BIO-RAD LABORATORIES, INC.
Condensed Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005

Net sales	$ 343,081	$ 307,287	$ 1,273,930	$ 1,180,985
Cost of good sold	157,524	144,662	561,394	534,499
Gross profit	185,557	162,625	712,536	646,486

Selling, general and administrative expense	122,463	109,626	438,949	416,084
Product research and development expense	33,326	31,109	123,376	115,104
Purchased in-process research and
development expense	4,100	--	4,100	--
Impairment expenses	--	19,770	--	19,770
Interest expense	7,911	8,272	32,022	32,643
Foreign exchange (gains) losses, net	94	(232)	1,053	(1,528)
Other (income) expense, net	(6,182)	(14,925)	(28,991)	(28,958)
Income from continuing operations before taxes	23,845	9,005	142,027	93,371
Provision for income taxes	7,196	(4,447)	38,764	15,792
Income from continuing operations	16,649	13,452	103,263	77,579
Discontinued operations	--	--	--	3,974
Net income	$ 16,649	$ 13,452	$ 103,263	$ 81,553

Basic earnings per share:
Continuing operations	$0.63	$ 0.51	$ 3.92	$ 2.98
Discontinued operations	--	--	--	0.15
Net income	$ 0.63	$ 0.51	$ 3.92	$ 3.13

Weighted average common shares	26,478	26,203	26,376	26,063

Diluted earnings per share:
Continuing operations	$ 0.61	$ 0.50	$ 3.83	$ 2.91
Discontinued operations	--	--	--	0.15
Net income	$ 0.61	$ 0.50	$ 3.83	$ 3.06

Weighted average common shares	27,086	26,770	26,949	26,662

BIO-RAD LABORATORIES, INC. Condensed Consolidated Balance Sheets (In thousands) (Unaudited)

	December 31,	December 31,
	2006	2005

Current Assets:
Cash and cash equivalents	$ 223,607	$ 296,716
Restricted cash	--	36,138
Short-term investments	264,473	116,343
Accounts receivable, net	292,970	247,192
Inventories, net	253,045	212,342
Other current assets	95,682	99,480
Total current assets	1,129,777	1,008,211

Net property, plant and equipment	189,627	180,258
Goodwill	119,492	113,276
Purchased intangibles, net	44,605	28,449
Other assets	112,667	96,388
Total assets	$ 1,596,168	$ 1,426,582

Current liabilities:
Notes payable and current maturities of long-term debt	$ 3,042	$ 3,341
Accounts payable	83,411	72,950
Accrued payroll and employee benefits	92,101	81,076
Sales, income and other taxes payable	19,949	15,841
Other current liabilities	121,030	146,035
Total current liabilities	319,533	319,243

Long-term debt, net of current maturities	425,625	425,687
Other long-term liabilities	31,472	23,678
Stockholders’ equity	819,538	657,974
Total liabilities and stockholders’ equity	$ 1,596,168	$ 1,426,582

BIO-RAD LABORATORIES, INC.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Twelve Months Ended
	December 31,
	2006	2005
Cash flows from operating activities:
Cash received from customers	$ 1,247,779	$ 1,166,711
Cash paid to suppliers and employees	(1,058,977)	(1,003,264)
Interest paid	(31,049)	(31,334)
Income tax payments	(16,072)	(39,597)
Litigation settlement related to MJ acquisition	(46,981)	--
Other operating activities	23,529	15,768
Net cash provided by operating activities	118,229	108,284

Cash flows from investing activities:
Capital expenditures, net	(52,987)	(36,055)
Receipt (payment) of restricted cash	36,138	(36,138)
Other investing activities	(190,899)	66,021
Net cash used in investing activities	(207,748)	(6,172)

Cash flows from financing activities:
Payments on long-term debt	(487)	(447)
Other financing activities	10,649	1,737
Net cash provided by financing activities	10,162	1,290

Effect of exchange rate changes on cash	6,248	(2,420)

Net (decrease) increase in cash and cash equivalents	(73,109)	100,982
Cash and cash equivalents at beginning of period	296,716	195,734
Cash and cash equivalents at end of period	$ 223,607	$ 296,716

Reconciliation of net income to net cash provided by operating activities:
Net Income	$ 103,263	$ 81,553
Adjustments to reconcile net income to net cash provided by
operating activities (net of effects of acquisitions):
Depreciation and amortization	55,414	60,974
Impairment expense	--	19,770
Changes in working capital	(9,026)	(31,599)
Litigation settlement related to MJ acquisition	(46,981)	--
Other	15,559	(22,414)

Net cash provided by operating activities	$ 118,229	$ 108,284